FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257737-02

NEW ISSUE CMBS IO: BBCMS 2022-C14 ****PUBLIC OFFERING****

JOINT LEADS: BARCLAYS, UBS, SOCIÉTÉ GÉNÉRALE

CO-MANAGERS: ACADEMY SECURITIES, MISCHLER FINANCIAL GROUP, INC., NATIXIS

RATING AGENCIES: MOODY’S, FITCH, KBRA

***PUBLIC OFFERED CERTIFICATES***

	RATINGS	AVAIL.		INITIAL
CLASS	(M/F/K)	SIZE ($MM)	WAL*	COUPON	~PV ($MM)
X-A	Aaa/AAA/AAA	648.757	7.95	0.74024	35.7
X-B	NR/A-/AAA	166.823	9.64	0.25598	4.9

* WAL of NOTIONAL BALANCE @ 100CPY

*TRANSACTION SUMMARY*

POOL BALANCE:	$926,796,554
NUMBER OF LOANS:	57
NUMBER OF PROPERTIES:	83
WA CUT-OFF LTV:	56.6%
WA MATURITY LTV:	51.2%
WA U/W NCF DSCR:	2.62x
WA U/W NOI DY:	10.7%
WA MORTGAGE RATE:	3.56935%
TOP 10 LOANS %:	51.4%
WA REM TERM MATURITY:	110 MONTHS

LOAN SELLERS:	BARCLAYS (46.1%), LMF (19.2%), SGFC (13.7%), BSPRT (8.2%), UBS (7.2%), NATIXIS (5.6%)

TOP 5 PROPERTY TYPES:	OFFICE (36.8%), INDUSTRIAL (16.3%), MULTIFAMILY (14.9%), RETAIL (13.4%), SELF STORAGE (8.6%)

TOP 5 STATES:	CA (20.1%), NY (14.7%), FL (9.4%), IL (7.5%), DC (7.4%)

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities And Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. By calling 1-888-603-5847.